The Mexico Fund, Inc. Monthly Summary Report | September 30, 2017

Description
The Mexico Fund, Inc. (the "Fund") is a non-diversified closed-end management investment company with the investment objective of long-term capital appreciation through investments in securities, primarily equity, listed on the Mexican Stock Exchange. The Fund provides a vehicle to investors who wish to invest in Mexican companies through a managed non-diversified portfolio as part of their overall investment program. The Fund's shares are listed and traded on the New York Stock Exchange ("NYSE") under the symbol "MXF."
Managed Distribution Plan ("MDP")
The Board of Directors of the Fund has authorized quarterly distributions of $0.1300 per share under the MDP. With each distribution, the Fund will issue a notice to stockholders and an accompanying press release, which will provide detailed information regarding the amount and composition of the distribution and other information required by the Fund's MDP exemptive order. The Fund's Board of Directors may amend or terminate the MDP at any time without prior notice to stockholders. You should not draw any conclusions about the Fund's investment performance from the amount of distributions or from the terms of the Fund's MDP.
Highlights
Total Net Assets (million)[1]	$292.38	Daily Average Number of Shares Traded[2]	53,566
NAV per share[1]	$19.46	Outstanding Shares[3]	15,025,910
Closing price[4]	$17.18	Expense Ratio (10/31/2016)	1.69%
Premium (Discount)	-11.72%	Portfolio Turnover (10/31/2016)	16.86%

Performance[5]	Cumulative			Annualized
	1 Month	YTD	1 Year	3 Years	5 Years	10 Years
Market Price	-3.37%	17.22%	11.35%	-7.91%	-0.73%	2.27%
NAV per share	-3.47%	23.68%	11.59%	-4.97%	0.09%	1.02%
MSCI Mexico Index	-3.75%	26.28%	15.81%	-5.05%	-1.28%	1.17%
Bolsa IPC Index	-3.66%	27.35%	15.76%	-4.49%	-1.06%	1.77%

These figures represent past performance. Past performance does not guarantee future results. The Fund's investment return and principal value will fluctuate so that an investor's shares, at the time of sale, may be worth more or less than their original cost. Current performance may be lower or higher than the performance quoted above.

[1] Source: Impulsora del Fondo México, S.C. ("Impulsora").
[2] Source: NYSE. Figure represents average volume traded on all U.S. consolidated markets during the month.
[3] During September 2017, the Fund repurchased 1,900 shares.
[4] Source: NYSE.
[5] Source: Impulsora. All figures take into account reinvestment of distributions.

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The Mexico Fund, Inc. Monthly Summary Report | September 30, 2017

Top Ten Holdings (58.32% of Net Assets)
1 América Móvil	10.60%	6 Grupo México	5.01%
2 Fomento Económico Mexicano	7.50%	7 Alfa	4.74%
3 Cemex	7.44%	8 Kimberly-Clark de Mexico	4.16%
4 Wal-Mart de México	6.25%	9 Ternium	3.70%
5 Grupo Financiero Banorte	5.65%	10 Grupo Aeroportuario del Centro Norte	3.27%
Holdings are subject to change and are provided for informational purposes only and should not be deemed as a recommendation to buy or sell the securities shown.

Fund Manager´s Comments
Equity markets presented mixed returns during September 2017. The MSCI Index of developed markets increased 2.1%, whereas the MSCI Index following emerging markets decreased 0.5%. The U.S. Federal Reserve (the "Fed") maintained unchanged its overnight interest rate at the current rate of between 1.00% and 1.25%, while it announced its intention to reduce its balance sheet beginning in October 2017. The Fed holds $4.5 trillion in securities and will start by decreasing the amount of principal reinvestment by approximately $10 billion per month. The price of oil (measured by West Texas Intermediate) increased 7.7% to $51.7 USD/bbl during the month. The DJIA and the S&P 500 increased 2.1% and 1.9%, respectively, during September; the yield on the U.S. 10-year Treasury note increased 22 basis points to 2.33%, while the U.S. dollar appreciated 0.4% (measured by the DXY Index6). The MSCI Mexico Index decreased 3.8% during September 2017 and the Mexican peso depreciated 2.0% to Ps. $18.25.
In local news, Mexico´s Central Bank ("Banxico") maintained the overnight interest rate unchanged at 7.00%. The Government released its budget for 2018 in which it expects an increase in the primary surplus (which excludes interest payments) to 0.9% of GDP from 0.4% of GDP during 2017 (excluding the transfer from Banxico in March 2017). Lastly, two earthquakes hit Mexico on September 7th and 19th with a magnitude of 8.1 and 7.1, respectively, resulting in the collapse of certain buildings and substantial damage to several others. Initial estimates indicate a reduction of economic activity of around 0.4% during the third quarter of 2017 as a result of the earthquakes, to be compensated with higher economic output derived from the reconstruction process beginning in October 2017, resulting in no major effect on overall economic growth. We are grateful to announce that neither the Fund nor the Adviser suffered any material or personal damage and operations are running as usual.

The information presented in this report has been derived from the sources indicated. Neither The Mexico Fund, Inc. nor its Adviser, Impulsora del Fondo México, S.C., has independently verified or confirmed the information presented herein.
Important Risk Disclosure
All performance shown is historical. Closed-end funds are traded on the secondary market through one of the stock exchanges. Shares of closed-end funds may trade above (premium) or below (discount) the NAV of the fund's portfolio. The NAV is the value of an entity's assets less the value of its liabilities. The Market Price is the current price at which an asset can be bought or sold. There is no assurance that the Fund will achieve its investment objective.

An investment in the Fund entails special risk considerations, including among others the risks of foreign investments, Mexican investments, market illiquidity and volatility, market corrections, risks associated with the Mexican economy, political factors and security, currency exchange rate fluctuations, NAV discount risk, foreign custody risk, dollar denominated investments risk and risks associated with the concentration of the Mexican equity market. Investors should consider their investment goals, time horizons and risk tolerance before investing in the Fund. An investment in the Fund is not appropriate for all investors, and the Fund is not intended to be a complete investment program. Investors should carefully review and consider the Fund's investment objective, risks, charges and expenses before investing.

6 DXY Index computes the value of the U.S. dollar relative to a basket of foreign currencies.

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